Exhibit 99.1

Tyler Technologies Announces Settlement of Litigation Related to Stock Purchase Warrants

DALLAS--(BUSINESS WIRE)--Tyler Technologies, Inc. (NYSE: TYL) announced today that it has reached an agreement with Bank of America, N.A. (“BANA”) to settle the outstanding litigation related to two Stock Purchase Warrants owned by BANA (the “Warrants”). As disclosed in Tyler’s prior SEC filings, the Warrants entitled BANA to acquire 1,603,766 shares of Tyler common stock at an exercise price of $2.50 per share. The Warrants expired on September 10, 2007. Prior to their expiration, BANA attempted to exercise the Warrants; however, the parties disputed whether or not BANA’s exercise was effective. Tyler filed suit for declaratory judgment seeking a court’s determination on the matter, and BANA asserted numerous counterclaims against Tyler, including breach of contract and misrepresentation.

Following a court-ordered mediation, the parties agreed that BANA will pay Tyler $2,004,707 and Tyler will issue to BANA 801,883 restricted shares of Tyler common stock. As a result of the settlement, Tyler expects to incur a non-cash charge of approximately $9 million, which is not tax deductible, in the quarter ending June 30, 2008.

“We are pleased to resolve the uncertainty related to these warrants and to move forward without devoting additional resources to the litigation,” said John S. Marr, Jr., President and Chief Executive Officer of Tyler. “Only one-half of the original 1.6 million shares pertaining to the warrants will be issued, allowing Tyler to retain approximately $9 million in shareholder value. Unfortunately, while this settlement is not related to our core operating results, accounting rules dictate that the issuance of shares in this circumstance be recorded as a non-cash expense.”

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 7,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” by Forbes Magazine and one of “America’s 100 Most Trustworthy Companies” by Audit Integrity, an independent research firm. More information about Tyler Technologies can be found at www.tylertech.com.

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Tyler Technologies, Inc.
Brian K. Miller, 972-713-3720
Executive Vice President - CFO
brian.miller@tylertech.com